Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

IOS HOLDINGS, INC.,

L. B. FOSTER COMPANY,

L. B. FOSTER RAVEN MERGER COMPANY

and

IOS HOLDING COMPANY, LLC, solely in

its capacity as the Representative

March 13, 2015

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed and executed by the parties.

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Table of Content

(Continued)

Table of Content

(Continued)

INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Reference Statement
Exhibit C	Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 13, 2015, is made by and among IOS Holdings, Inc., a Delaware corporation (the “Company”), L. B. Foster Company, a Pennsylvania corporation (the “Parent”), L. B. Foster Raven Merger Company, a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), and IOS Holding Company, LLC, solely in its capacity as the representative for the Company’s shareholders (the “Representative”). The Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the boards of directors of each of Company and the Merger Sub have determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises of and be subject to all of the Liabilities, restrictions, and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive, at the times, and subject to the terms, set forth in this Agreement, an amount in cash equal, without interest, to the sum of:

(i) the Per Share Closing Cash Consideration; and

(ii) the Per Share Additional Merger Consideration.

The aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(a) is referred to herein as the “Common Stock Merger Consideration”.

(b) Each share of Common Stock, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (“Excluded Shares”).

(c) Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.03 Effect on Options.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Securityholder, (i) each Option that is outstanding immediately prior to the Effective Time and that is not an In-the-Money Option shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, without any payment of any consideration therefor; and (ii) each In-the-Money Option, whether or not then vested or exercisable, shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Option Consideration. The Company shall, prior to the Effective Time, take all actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.03 and to ensure that no holder of Options shall have any rights from and after the Effective Time with respect to any Options except as expressly provided in this Section 1.03, provided that such actions shall expressly be conditioned upon the consummation of the Merger and each of the other transactions contemplated hereby and shall be of no force or effect if this Agreement is terminated.

(b) The Closing Option Consideration payable to the holders of In-the-Money Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system promptly following the Effective Time (and in any event within five (5) Business Days following the Closing Date), and Parent and the Representative shall make arrangements to cause any remaining portion of the Option Consideration payable to the holders of In-the-Money Options to be paid in accordance with their respective Optionholder Percentages through the Surviving Company’s payroll system promptly (and in any event within five (5) Business Days) following each such time as any such Option Consideration becomes payable to such holder, if any.

1.04 Exchange of Common Stock. The Parent shall effect the exchange of cash for the shares of Common Stock that are outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02. In connection with such exchange, prior to Closing the Parent shall provide each holder of Common Stock with a Letter of Transmittal, reasonably acceptable to the Company and Parent, in substantially the form of Exhibit C hereto (each, a “Letter of Transmittal”). Each holder of Common Stock outstanding as of immediately prior to the Effective Time may deliver a duly executed and completed Letter of Transmittal together with a duly endorsed stock certificate representing the Common Stock, and, after the Effective Time, the Parent shall promptly deliver or cause to be delivered to such holder a wire transfer in an amount equal to the amount of cash to which such holder is entitled under Section 1.02 to the account(s) designated by such holder in such holder’s Letter of Transmittal; provided, that the Parent shall deliver or cause to be delivered such amounts on the Closing Date to any holder of Common Stock that has delivered a duly executed and completed Letter of Transmittal, together with the applicable duly endorsed stock certificates, to the Parent on the Closing Date. Except as provided in the Escrow Agreement with respect to the Escrow Amount, in no event shall any holder of Common Stock who delivers a Letter of Transmittal be entitled to receive interest on any of the funds to be received in the Merger. Any Common Stock held by a Common Shareholder that has delivered a Letter of Transmittal to the Parent pursuant to this Section 1.04 shall not be transferable on the books of the Company without the Parent’s prior written consent. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any shares of Common Stock presented to the Surviving Company or the Parent along with a properly executed Letter of Transmittal and duly endorsed stock certificate shall solely evidence the right to receive the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon. In the event that any certificates, to the extent such shares of Common Stock are certificated, have been lost, stolen or destroyed, such holder of Common Stock shall also be required to deliver a customary affidavit and indemnity against any claim that may be made against the Surviving Company (in form and substance reasonably acceptable to Parent).

1.05 Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in form and substance reasonably acceptable to Parent and the Company, until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in form and substance reasonably acceptable to Parent and the Company, until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL.

1.06 Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Company, and the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Company, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.07 Closing Calculations. Prior to the anticipated Closing Date and following reasonable consultation with Parent, the Company shall deliver to the Parent, together with the Closing Date Payment Schedule, a statement, prepared in good faith, setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a good faith calculation of the Company’s estimate of Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”), and (c) the Closing Cash Consideration, the Per Share Closing Cash Consideration, the aggregate Closing Option Consideration (the “Estimated Closing Statement”). The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement.

1.08 Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Parent shall deliver to the Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”) and (b) a statement showing the Cash, Indebtedness, Net Working Capital, and Transaction Expenses (the “Closing Statement”). The Closing Balance Sheet shall be prepared and Cash, Indebtedness, Net Working Capital, and Transaction Expenses shall be determined in accordance with this Agreement. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital, and Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.08 is to measure the amount of Cash, Indebtedness, changes in Net Working Capital, and Transaction Expenses calculated in accordance with the Accounting Principles. After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted full access at reasonable times to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers, in each case, related to the preparation of the Closing Statement. The Representative and its accountants and other representatives may make inquiries of the Parent regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the

Parent shall use its commercially reasonable efforts to respond to such inquiries. If the Representative has any objections to the Closing Statement, the Representative shall deliver to the Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (an “Objections Statement”). If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. The Representative and the Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative and the Parent shall submit such dispute to the New York City office of Grant Thornton, LLC, or if they are not independent pursuant to the rules and regulations of the Securities and Exchange Commission at the time, another nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the “Dispute Resolution Arbiter”). Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items which the Representative and the Parent are unable to resolve. The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Cash, Indebtedness, Net Working Capital, or Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.08. The Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non-appealable by the Parties hereto. The costs and expenses of the Dispute Resolution Arbiter shall be allocated by the Dispute Resolution Arbiter between the Parent, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Representative claims Closing Cash Consideration is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (for the benefit of the Securityholders).

1.09 Post-Closing Adjustment Payment.

(a) If the Final Cash Consideration is greater than the Closing Cash Consideration, the Parent shall promptly (but in any event within two (2) Business Days) pay to (A) the Representative (for distribution to the Common Shareholders in accordance with the updated payment schedule as contemplated by Section 1.14) the Common Shareholder Percentage, with respect to each holder of Common Stock that has previously delivered a duly executed Letter of Transmittal (together with a duly endorsed certificate representing the shares of Common Stock owned by such Person), of the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Representative to the

Parent and (B) the Surviving Company (for distribution to the holders of the In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Surviving Company.

(b) If the Final Cash Consideration is less than the Closing Cash Consideration, the Parent and the Representative (on behalf of the Securityholders) shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent to pay to the Parent out of the funds held in the Adjustment Escrow Account, the absolute value of such difference by wire transfer of immediately available funds to one (1) or more accounts designated by the Parent to the Representative. In the event that the funds available in the Adjustment Escrow Account are insufficient to make the entire payment, the Representative, on behalf of all Securityholders, shall promptly pay the remaining amount to Parent.

(c) The Parent and the Representative shall make commercially reasonable efforts to comply with the timing requirements set forth in Section 1.08 hereof, but, in the absence of bad faith, neither Party shall be deemed to be in breach of this Agreement, or to have waived its rights hereunder, on the basis of not satisfying the timing requirements set forth therein.

(d) Exhibit B sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Cash, Indebtedness and Net Working Capital prepared and calculated in accordance with this Agreement.

1.10 Escrow Account. At the Closing, pursuant to Section 2.02(c), the Parent shall deduct from the Merger Consideration and deposit (i) $1,100,000 (such amount the “Indemnity Escrow Amount”) in immediately available funds into an escrow account (the “Indemnity Escrow Account”), (ii) $2,500,000 (such amount the “Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Adjustment Escrow Account”), (iii) $4,000,000 (such amount the “Special Escrow Amount”) in immediately available funds into an escrow account (the “Special Escrow Account,” and together with the Indemnity Escrow Account and the Adjustment Escrow Account, the “Escrow Accounts”), each such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement reasonably acceptable to the Parent and the Representative, to be entered into on the Closing Date by the Parent, the Representative and the Escrow Agent (the “Escrow Agreement”). The Indemnity Escrow Account shall serve as a security for, and a source of payment of, Parent’s, Merger Sub’s and the other Parent Indemnified Parties’ rights pursuant to this Agreement, including Article VIII, if any, the Adjustment Escrow Account shall serve as security for, and a source of payment of, Parent’s and Merger Sub’s rights pursuant to Section 1.09 and the Securityholders’ payment obligations pursuant to Section 10.03(b), if any, and the Special Escrow Account shall serve as security for, and the sole source of payment of, indemnification pursuant to Section 8.02(ii).

1.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Common Shareholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Common Shareholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Common Shareholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.04. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. Promptly upon receipt, the Company shall give the Parent (a) notice of any demand for payment of the fair value of any shares of Common Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s dissenters’ rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. Prior to the Closing, the Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed). Within five (5) Business Days following the date of this Agreement, the Company shall deliver in any manner permitted by applicable Law the notice required pursuant to Section 262 of the DGCL to each holder of record of Common Stock that has not voted in favor of the Merger and is entitled to such notice under the DGCL.

1.12 Tax Withholding. Parent, the Companies and the Surviving Company shall be entitled to deduct and withhold, and shall be entitled to cause the Escrow Agent to deduct and withhold, from the amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Law relating to any Tax. To the extent that amounts are so deducted, withheld and paid over to the relevant taxing authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.13 Unclaimed Merger Consideration.

(a) Neither the Parent or the Surviving Company shall be liable to any Person with respect to any portion of the consideration that is properly paid to any Governmental Entity pursuant to any applicable abandoned property law, escheat law or similar Law. If any Common Stock shall not have been surrendered prior to the date which is six (6) months after the Effective Time (or immediately prior to such earlier date on which any consideration pursuant hereto would otherwise escheat to or become the property of any Governmental Authority), any such consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b) At any time following the date which is six (6) months after the Closing Date, Parent or the Surviving Company shall be entitled to require the Representative to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Representative for payment of the Merger Consideration or any and which have not been disbursed to Securityholders, and thereafter, subject to the time limitations in Section 1.13(a), such holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Common Stock, as determined pursuant to this Agreement, without any interest thereon.

1.14 Closing Date Payment Schedule.

(a) Prior to the Closing Date and concurrently with the delivery of the Estimated Closing Statement, following reasonable consultation with Parent, the Company and the Representative shall prepare and deliver to Parent the Closing Date Payment Schedule, certified by the Chief Financial Officer of the Company. Additionally, at any other time Securityholders are entitled to receive a payment under this Agreement, the Representative shall deliver to Parent at least five (5) Business Days prior to the date on which such payment is due to be made, an updated payment schedule with the detail of such additional payments, in each case, in accordance with the manner set forth above and as contained in the Closing Date Payment Schedule.

(b) With respect to each payment of cash that each Securityholder is entitled to receive under this Agreement, the parties agree that the Representative shall round such payment to the nearest cent (with $.005 being rounded up) and compute such amount after aggregating the payment due at such time to each such Securityholder.

(c) Parent and Merger Sub shall be entitled to rely conclusively on the Closing Date Payment Schedule (and subsequent updates) in making payments under this Agreement and Parent and Merger Sub shall not be responsible for the calculations or the determinations in such Closing Date Payment Schedule.

1.15 Reserved.

1.16 Earn-Out Payment.

(a) Payment and Definitions.

(i) On the terms and subject to the provisions hereof, including the timing and manner of payment contemplated by this Section 1.16(a)(i), the Parent shall pay to the Securityholders (in accordance herewith) an aggregate amount (the “Earn-Out Payment”) equal to the dollar amount set forth opposite the applicable Company Cumulative EBITDA (as defined below) as set forth on Schedule 1.16(a)(i) attached hereto, based on the actual Company Cumulative EBITDA as of December 31, 2017. In the event that Company Cumulative EBITDA is less than the lowest Company Cumulative EBITDA number on Schedule 1.16(a)(i), the Earn-Out Payment shall be equal to zero. In the event that Company Cumulative EBITDA is in between two (2) of the target numbers set forth on Schedule 1.16(a)(i), the Earn-Out Payment shall be an amount in between the two (2) corresponding payment numbers set forth on Schedule 1.16(a)(i) determined on a straight-line basis.

(ii) “Company Cumulative EBITDA” shall mean the cumulative consolidated net income of the Surviving Company and its Subsidiaries (the “Stand-Alone Business”) for the three-year period ended December 31, 2017 (the “Earn-Out Period”), before deducting any amounts in respect of interest, taxes, depreciation and amortization, in each case as those items are calculated in accordance with the GAAP, as determined based on Parent’s audited financial statements, but in all cases subject to the adjustments and provisions set forth below. Company Cumulative EBITDA shall be calculated in a manner consistent with the sample calculation attached hereto as Schedule 1.16(a)(ii) and the other applicable provisions of this Agreement.

(iii) The following items will not be taken into account in the calculation of Company Cumulative EBITDA:

(A) all general administrative overhead costs, expenses or charges incurred by Parent or the Stand-Alone Business, including all (1) management or similar fees or other corporate charges and (2) costs, expenses and charges related to (x) employees providing joint or shared services to the Stand-Alone Business and Parent or any of its other Affiliates, and (y) space or facilities shared or jointly used by the Stand-Alone Business and Parent or any of its Affiliates; provided, that, specific administrative and operating expenses that are solely for the benefit of the Surviving Company (or its Subsidiaries) that are directly incurred by the Stand-Alone Business or otherwise paid by Parent (or an Affiliate of Parent) and allocated to the Surviving Company (or its Subsidiaries) shall be taken into account in the calculation of Company Cumulative EBITDA subject to any other applicable exclusions or adjustments set forth herein;

(B) all non-cash expenses, charges, losses or other Liabilities related to (1) the write-down or write-off of any intangible asset of the Surviving Company (or its Subsidiaries) as a result of the impairment thereof; (2) non-cash compensation expenses and (3) purchase accounting adjustments;

(C) expenses, charges or other losses (i) incurred in connection with matters relating to this Agreement (including, without limitation, the preparation and completion of the Closing Statement or the EBITDA Statement or litigation or other costs arising out of disputes relating to this Agreement) or (ii) for which Parent or any of its Subsidiaries (including the Surviving Company and its Subsidiaries) have received insurance coverage or indemnity, contribution or any similar recovery (it being understood and agreed that Parent shall, or shall cause its applicable Subsidiaries to, use commercially reasonable efforts to pursue any such coverage or recovery to which such party is entitled); or

(D) any extraordinary gain or loss, including (without limitation) any gain or loss from any sale, exchange, or other disposition of assets (tangible or intangible) outside of the ordinary course of business.

(iv) The determination of Company Cumulative EBITDA shall take into account all recurring operating and administrative expenses undertaken by the Surviving Company or any of its Subsidiaries in order to comply with applicable Laws, including securities Laws that are applicable to publicly traded corporations.

(b) EBITDA Statement.

(i) Within thirty (30) days after the issuance of audited financial statements of Parent (on a consolidated basis) for the fiscal year ended December 31, 2017, but in no event later than April 30, 2018, Parent shall deliver to the Representative a statement of Company Cumulative EBITDA (the “EBITDA Statement”), including a calculation of the amount of the Earn-Out Payment, in each case accompanied by reasonable supporting or underlying documentation used in preparation thereof, including the stand-alone consolidated balance sheet and statements of operations and cash flows for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 of the Stand-Alone Business.

(ii) During the forty-five (45) day period following the delivery of the EBITDA Statement, the Representative and its accountants and other advisors and representatives shall be permitted reasonable access at reasonable times to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers (subject to the receipt by the disclosing party of a standard non-disclosure agreement), in each case, related to the preparation of the EBITDA Statement. The Representative and its accountants and other representatives may make inquiries of the Parent and the Surviving Company regarding questions concerning or disagreements with the EBITDA Statement arising in the course of their review thereof. Within forty-five (45) days following delivery by Parent of the EBITDA Statement, the Representative shall deliver written notice to Parent stating whether it accepts or disputes the accuracy of the calculations reflected in the EBITDA Statement. If the Representative accepts the calculations reflected in the EBITDA Statement or if the Representative does not notify Parent of a dispute with respect to the EBITDA Statement within such forty-five (45) day period, then the calculation of the Earn-Out Payment (prepared in accordance with this Section 1.16(b)) shall be deemed final, conclusive and binding on the parties and the Securityholders in all respects, subject to clause (iv) below. Any dispute by the Representative with respect to the calculation of Cumulative Company EBITDA shall be resolved, mutatis mutandis, in the time and manner specified for the resolution of any dispute concerning the Closing Statement as set forth in Section 1.08. For the avoidance of doubt, the foregoing shall not limit or restrict any Party to this Agreement from undertaking any Action in accordance with Section 12.16 that arises from or alleges any breach or violation of this Agreement (including, without limitation, any breach or violation of the provisions of this Section 1.16).

(iii) Within five (5) Business Days following the final resolution of the Earn-Out Payment, Parent shall pay an amount equal to the finally determined Earn-Out Payment to the Securityholders in accordance with the mechanism for the payment of the Post-Closing Adjustment Payment as set forth in Section 1.09(a).

(iv) Parent, Merger Sub and the Surviving Company make no representations or warranties to the Representative or Securityholders regarding Company Cumulative EBITDA, the abilities of the Stand-Alone Business to meet any forecast or projection of Company Cumulative EBITDA or whether an Earn-Out Payment will be payable hereunder. The Parent and the Representative shall make commercially reasonable efforts to comply with the timing requirements set forth in this Section 1.16(b), but, in the absence of bad faith, neither Party shall be deemed to be in breach of this Agreement, or to have waived its rights hereunder, on the basis of not satisfying the timing requirements set forth therein.

(c) Annual EBITDA Statement and Meetings. Within ninety (90) days after the end of each calendar year through and including the calendar year ending December 31, 2017, Parent shall deliver to the Representative a statement containing the Company Cumulative EBITDA earned during (A) such calendar year and (B) the period between January 1, 2015, and the end of such calendar year (the “Annual EBITDA Statement”), accompanied by reasonable supporting or underlying documentation used in preparation thereof, including the unaudited consolidated balance sheet and statements of operations and cash flows of the Stand-Alone Business for the such calendar year. During the thirty (30) day period following the delivery of each Annual EBITDA Statement, the Representative and its accountants and other advisors and representatives shall be provided with copies of or permitted reasonable access at reasonable times to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers (subject to the receipt by the disclosing party of a standard non-disclosure agreement), in each case, related to the preparation of the Annual EBITDA Statement. At the Representative’s request, following delivery of any Annual EBITDA Report, Parent shall cause appropriate management personnel of Parent and the Surviving Company to attend or participate in a meeting or teleconference to discuss such report and the Surviving Company’s operations and performance. Any such meeting shall be scheduled at a mutually agreeable time and place.

(d) Ownership. Notwithstanding anything to the contrary contained herein, if (x) the Parent shall cease to own and control, directly or indirectly, a majority of each class of outstanding equity interests of the Surviving Company or (y) the Surviving Company and its Subsidiaries, taken as a whole, transfer a majority of their collective assets to a third-party in one or more transactions (an “IOS Sale”), then the determination of Company Cumulative EBITDA, and the amount of any Earn-Out Payment, shall be calculated by calculating the Company Cumulative EBITDA from January 1, 2015 to the date of the IOS Sale, dividing such number by the actual number of days elapsed during the period beginning on January 1, 2015 (inclusive) and ending on the date of the IOS Sale (inclusive) and then multiplying such resulting number by 1,095 days. The Earn-Out Payment, if any, will then be calculated (in the manner consistent with the last sentence of Section 1.16(a)(i)) based on such resulting Company Cumulative EBITDA. The Earn-Out Payment shall be due and payable immediately upon the completion of such IOS Sale in a manner consistent with Section 1.09(a).

(e) In connection with any transaction or series of transaction pursuant to which all or substantially all of the assets of Parent and its Subsidiaries are sold or transferred to a third party acquirer, Parent shall cause such third party acquirer to assume all of Parent’s obligations under this Section 1.16.

(f) To the extent that any equity of, or any material portion of the assets of, any “Business Unit” identified on Schedule 1.16(a)(iii) is sold, liquidated, reorganized, integrated into or with another Affiliate of the Parent or undergoes a similar transaction or restructuring following Closing and during the Earn-Out Period, (A) each of the Company Cumulative EBITDA target numbers on Schedule 1.16(a)(i) shall be reduced by an amount equal to the corresponding “Business Unit EBITDA Target” set forth opposite the applicable Business Unit on Schedule 1.16(a)(iii), and (B) such Business Unit shall no longer be included in the Stand-Alone Business.

(g) The right to receive the Earn-Out Payment, if any, payable pursuant to this Agreement is a contract right only and no certificate evidencing such right shall be issued. Additionally, the right to receive the Earn-Out Payment, if any, shall not be transferred or assigned and no beneficial interest therein may be pledged, sold, assigned or transferred by any Securityholder.

(h) Parent may terminate its obligations at any time by paying to the Securityholders (in accordance with the mechanism for payment set forth in Section 1.09(a)) the maximum Earn-Out Payment on Schedule 1.16(a)(i).

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. local time on the date of this Agreement. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions (the “Closing Transactions”) at the Closing:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b) in accordance with Section 1.03, the Parent shall deliver, or cause to be delivered, the Closing Option Consideration set forth in the Estimated Closing Statement to the Company, for the benefit of the holders of In-the-Money Options by wire transfer of immediately available funds to the account designated in writing by the Company;

(c) the Parent shall deposit, or caused to be deposited, the Escrow Amount into the applicable Escrow Accounts in accordance with the Escrow Agreement;

(d) the Parent shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness as set forth in the Payoff Letters, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e) The Company shall have delivered to the Parent each of the following:

(i) certified copies of resolutions of the requisite shareholders of the Company for the shareholder approval approving the consummation of the transactions contemplated by this Agreement;

(ii) certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii) the Escrow Agreement, duly executed by the Representative;

(iv) Fully executed customary payoff letters, reasonably acceptable to Parent, in connection with the repayment of all Indebtedness, including the Indebtedness outstanding under the Credit Agreements (collectively, the “Payoff Letters”), which payoff letters shall include provisions that require each lender to deliver, subject to the receipt of the applicable payoff amounts, customary Lien releases to the Parent effective as upon receipt of the requisite payoff amount;

(v) a certification, signed under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897 of the Code, dated as of the Closing Date sufficient to comply with Treasury Regulation § 1.897-2(h);

(vi) certificate of the Secretary of State of the state of incorporation or formation, dated no earlier than five (5) days prior to the Closing Date, as to the legal existence and good standing of the Company and each of its Subsidiaries in such jurisdictions;

(vii) duly executed Certificate of Merger by the Company;

(viii) all consents and approvals set forth on Schedule 2.02(e)(viii);

(ix) duly executed Option Cancellation Acknowledgment from each holder of In-The-Money Options;

(x) duly executed Letter of Transmittal from each holder of Common Stock;

(xi) documentation evidencing the termination of the agreements set forth on Schedule 2.02(e)(xi).

(f) The Parent shall have delivered to the Company each of the following:

(i) certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement;

(ii) certified copies of the resolutions duly adopted by the Parent’s board of directors (or its equivalent governing body) and the Merger Sub’s board of managers authorizing the execution, delivery and performance of this Agreement;

(iii) the Escrow Agreement, duly executed by the Parent; and

(iv) duly executed Certificate of Merger by the Merger Sub.

(g) the Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed by the Representative; and

(h) the Parent shall pay, or cause to be paid, that portion of the Common Stock Merger Consideration that is payable pursuant to Section 1.04.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to the Parent and Merger Sub, as of the date hereof and as of the Closing, as follows:

3.01 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such power and authority would not have a Material Adverse Effect. Schedule 3.01 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where such failure to be so qualified would not have a Material Adverse Effect.

3.02 Subsidiaries. Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, the jurisdictions in which it is qualified or licensed to do business and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Each of the Subsidiaries identified on Schedule 3.02 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such power or authority or to be so qualified would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or entity that is not a Group Company. All of the issued and outstanding equity interests of the Company’s Subsidiaries (a) are fully paid and non-assessable and have been duly authorized and validly issued, (b) were not issued in violation of any preemptive right and (c) were issued in compliance with all applicable Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws. Except as set forth on Schedule 3.04(b), there are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require or would require any of the Company’s Subsidiaries to issue, sell or transfer any of its equity interests or other securities. Each of the Company’s Subsidiaries has no obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any of its outstanding equity interests.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and each other Ancillary Agreement by the Company and Representative and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements.

(b) Except as set forth on Schedule 3.03(b), and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery, performance and compliance with the terms and conditions of this Agreement and the Ancillary Agreements by the Company and Representative and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company, (ii) require the consent, approval or notice of, or violate, conflict with or result in a breach of or constitute a violation or default under or create in any party the right to accelerate, terminate or modify any Material Contract, Lease, or Permit, in each case with or without notice or lapse of time or both, (iii) violate any Law to which any of the Group Companies is subject, or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of any Group Company, except where the failure of any of the representations and warranties contained in clauses (ii) or (iii) above to be true would not have a Material Adverse Effect.

(c) This Agreement has been duly executed and delivered by the Company and the Representative and assuming that this Agreement is a valid and binding obligation of the Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company and Representative, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. When each Ancillary Agreement to which the Company or Representative is or will be a party has been duly executed and delivered by the Company or Representative, as applicable (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of the Company or Representative, as applicable, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04 Capitalization.

(a) The authorized capital stock of the Company consists of nine hundred thirty thousand (930,000) shares consisting of two hundred eighty thousand (280,000) shares of Class A Voting Common Stock, par value $0.001 per share (“Class A Common Stock”), one hundred fifty thousand (150,000) shares of Class B Non-Voting Common Stock, par value $0.001 per share (“Class B Common Stock”) and five hundred thousand (500,000) shares of Class C Voting Common Stock, $0.001 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”). On the date hereof, the issued and outstanding shares of Common Stock of the Company consist of two hundred seventy thousand five hundred and twenty-two (270,522) shares of Class A Common Stock and one hundred eleven thousand ninety-eight (111,098) shares of Class C Common Stock. All the outstanding shares of Common Stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended, and any relevant state securities Laws or pursuant to valid exemptions therefrom. The outstanding shares of Common Stock of the Company are held of record by the parties set forth on Schedule 3.04(a).

(b) Schedule 3.04(b) sets forth, as of the date hereof, (i) a list of all holders of outstanding Options, including the number of shares of Common Stock subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which the Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Plan. Each Option that is not compliant with or otherwise exempt from Section 409A of the Code was granted with an exercise price per share equal to or greater than the fair market value per share of the underlying shares on the date of grant. Except for the exercise or conversion rights that attach to the Options that are listed on Schedule 3.04(b), there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options, subscriptions or other commitments outstanding or other agreements to acquire shares of Common Stock or any other equity security of the Company, or any security convertible into or exchangeable for Common Stock or any other equity security of the Company, nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing. No Person is entitled to any preemptive or similar rights to subscribe for shares of Common Stock or any other equity security of the Company that would survive the Closing.

3.05 Financial Statements. The Company’s unaudited consolidated balance sheet as of December 31, 2014 (the “Latest Balance Sheet”) and the related statement of income for the twelve (12) month period then ended and the Company’s audited consolidated balance sheet and statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 (collectively, the “Financial

Statements”), each of which have been delivered to the Parent, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis, as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures (that if presented, would not differ materially from those in the audited financial statements) and other presentation items and (ii) changes resulting from normal year-end adjustments (the effect of which would not be material). All notes and accounts receivable reflected on the Latest Balance Sheet are valid notes and accounts receivable, are not subject to set-offs or counterclaims, have been prepared from, and are in accordance with, the books and records of the applicable Group Company and in accordance with GAAP, arose solely out of bona fide sales and delivery of goods and performance of services.

3.06 Absence of Certain Developments; Undisclosed Liabilities.

(a) Except as set forth on Schedule 3.06(a), since the date of the Latest Balance Sheet the Group Companies have conducted their respective business in the Ordinary Course of Business and none of the Group Companies has:

(i) suffered a Material Adverse Effect;

(ii) effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(iii) subjected any material portion of its properties or assets to any Lien, except for Permitted Liens;

(iv) sold, assigned or transferred any material portion of its tangible assets, except in the Ordinary Course of Business and except for sales of obsolete assets or assets with de minimis or no book value;

(v) sold, assigned or transferred any material Intellectual Property, except in the Ordinary Course of Business;

(vi) made any material capital investment in, or any material loan to, any other Person, except in the Ordinary Course of Business;

(vii) amended or authorized the amendment of its organizational documents;

(viii) other than intercompany cash transfers between the Company and any of its Subsidiaries in the ordinary course of business, made any direct or indirect declaration, setting aside or payment of any dividend or other distribution, whether in cash, stock, property or any combination thereof, in respect of the capital stock of the Company;

(ix) except in the Ordinary Course of Business or as required by applicable Law or any employment agreement or other Company Plan in existence as of the date of this Agreement and set forth on Schedule 3.13(a), (i) increased the rate or changed the terms of compensation payable or to become payable by the Company or its Subsidiaries to its directors, officers or key employees; (ii) increased the rate or changed the terms of any bonus, insurance, pension or other Company Plan, payment or arrangement made to, for or with any such directors, officers or key employees; (iii) paid any special bonus or remuneration to such directors, officers or key employees ; or (iv) executed or amended any written or oral employment contract or collective bargaining agreement;

(x) entered into a new line of business or abandoned or discontinued any existing line of business;

(xi) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed any petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against the Company or any of its Subsidiaries under any similar law

(xii) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xiii) made any material change in accounting methods, principles or practices, except as required by GAAP or any material change in their respective cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xiv) entered into a Contract that would constitute a Material Contract or accelerated, terminated, materially modified or cancelled any Material Contract;

(xv) cancelled or waived any claims or rights with a value in excess of $200,000;

(xvi) incurred, assumed or guaranteed any Indebtedness for borrowed money in an aggregate amount exceeding $200,000, other than drawdowns on its existing Credit Agreements;

(xvii) suffered any material damage, destruction or other casualty loss with respect to material property owned by any Group Company that is not covered by insurance; or

(xviii) entered into an agreement to do any of the foregoing.

(b) No Group Company has any material Liability of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued or otherwise, that would be required to be reflected on a balance sheet or in the footnotes to the financial statements prepared in accordance with GAAP, except for Liabilities (a) accrued or specifically reserved against, in the Latest Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (c) incurred in connection with this Agreement or the transactions contemplated hereby or (d) taken into account in the Final Closing Statement.

3.07 Title to Property.

(a) Except as set forth on Schedule 3.07(a), each Group Company has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet or acquired following the date of the Latest Balance Sheet in the Ordinary Course of Business, in all cases, free and clear of all Liens, except for Permitted Liens, or inventory or other assets of immaterial amounts or obsolete assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet. The shares of capital stock of each Subsidiary are owned by the Company (or its direct or indirect Subsidiary) free and clear of any and all Liens. The tangible assets and properties currently owned or leased by the Group Companies are sufficient for the continued conduct of the business of the Group Companies after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Group Companies as currently conducted.

(b) Schedule 3.07(b) sets forth a list of all real property to which any Group Company has a valid leasehold interest (collectively, the “Leased Realty”). The Company has provided the Parent with copies of all Leases.

(c) The Company or one of its Subsidiaries possesses leasehold interests in the Leased Realty pursuant to the leases set forth on Schedule 3.07(b), including all amendments, modifications and supplements thereto (the “Leases”), free and clear of any Liens except Permitted Liens. Each Lease is in full force and effect and enforceable against the Company or its applicable Subsidiary party to such Lease and, to the knowledge of the Company, each other party thereto in accordance with its terms. The Leased Realty is in all material respects in sufficient order, condition and repair for the current conduct of the business of the Group Companies. To the knowledge of the Company, no event has occurred or condition exists that constitutes, or after notice or lapse of time or both would constitute, a material default under any of the Leases. All water, sewer, gas, electric, telephone and drainage facilities are available to and located at the Leased Realty in a capacity so as to adequately serve the improvements currently located thereon in a manner consistent with the normal operation of the Company’s or its Subsidiaries’ business.

(d) Schedule 3.07(d) sets forth a list of all real property owned in fee simple by the Company or any of its Subsidiaries (collectively, the “Owned Realty”). Either the Company or a Subsidiary of the Company owns good and valid title in fee simple to the Owned Realty, free and clear of all Liens, other than Permitted Liens and Liens that will be released at or prior to the Closing. All water, sewer, gas, electric, telephone and drainage facilities are available to and located at the Owned Realty in a capacity so as to adequately serve the improvements currently located thereon in a manner consistent with the normal operation of the Company’s or its Subsidiaries’ business. With respect to Owned Realty, the Company has delivered or made available to the Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Owned Realty, and copies of all title insurance policies, opinions, and surveys in the possession of any Group Company relating to the Owned Realty. No Group Company is a lessor, sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Realty or Owned Realty.

(e) The buildings and improvements on the Leased Realty and Owned Realty are in all material respects in good operating condition and in a state of good working maintenance and repair, ordinary wear and tear expected, are in compliance with all applicable building codes and are adequate and suitable for their current uses and purposes. There are no physical conditions or defects on any part of the Leased Realty and Owned Realty that would materially impair or would be reasonably expected to materially impair the continued operation of the business of the Company and its Subsidiaries as presently conducted at each such property.

3.08 Tax Matters.

(a) During the three (3) year period prior to the date hereof, the Group Companies have timely filed all income and other material Tax Returns that are required to be filed by them (taking into account any extensions of time to file). All Taxes (whether or not shown as owing by the Group Companies on all such Tax Returns) have been fully paid for all Tax periods or will be properly accrued on the final Closing Statement and all such accruals are in the aggregate sufficient for all such Taxes in all material respects.

(b) No Group Company is, as of the date hereof, the subject of a Tax audit or examination with respect to any material Taxes of any such Group Company. No Group Company has any current material liability for Taxes of any Person (other than the Group Companies) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(c) No Group Company has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4.

(d) No claim that remains pending has been made by any Tax authority, in a jurisdiction where any Group Company has not filed a Tax Return, that it is or may be subject to Tax by such jurisdiction.

(e) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Each Group Company: (i) has made or caused to be made all withholdings of Taxes required to be made, and such withholdings have either been timely paid to the appropriate Governmental Entity or set aside in appropriate accounts for such purpose if such Taxes have not been required to have been paid over to a Governmental Entity; and (ii) has otherwise satisfied in all material respects all applicable laws and agreements with respect to the filing of Tax Returns with and the payment of Taxes to all taxing jurisdictions. True, correct and complete copies of the federal, state and local real, personal property and sales Tax Returns of the Group Company for the last three (3) complete fiscal years have been made available to the Parent.

(g) Each Group Company has properly accrued and reflected, or will properly accrue and reflect, as a current Liability for purposes of computing Net Working Capital through the Closing Date, all liabilities for unpaid Taxes and assessments which are not yet due and payable, all such accruals being in the aggregate sufficient for payment of all such Taxes and assessments for the period through the Closing Date.

(h) No Tax deficiencies have been proposed or threatened against any Group Company, nor are there any agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against any Group Company or with respect to the filing of any Tax Return to a date later than the Closing Date.

(i) No Group Company is or ever has been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group, the common parent of which is the Company, or filed or been included in a combined, consolidated or unit income or franchise Tax Return (other than one in which the Company is the common parent). No Group Company has made a change in the method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Code in taxable income of any taxable year, or portion thereof, beginning on or after the Closing Date. No Group Company has filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by it. No shareholder of the Company is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2. There is no currently effective election to be an S corporation under Section 1362(a) of the Code with respect to any Group Company.

(j) There are no material Liens relating to Taxes upon the assets of any Group Company other than for Taxes not yet due and payable.

(k) No Group Company will be required as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(l) Each Group Company has withheld and remitted on a timely basis to the appropriate Governmental Authorities in compliance with all applicable Laws and regulations all material Taxes required to be withheld and remitted by such Company in connection with payments made to other persons.

(m) No Group Company is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.

(n) No Group Company has deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and no Group Company has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19.

(o) No Group Company has taken any action that is not in accordance with past practice that could defer a liability for Taxes of such Group Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each Group Company has at all times used the accrual method of accounting for income Tax purposes.

(p) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of the Group Companies under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

3.09 Contracts and Commitments.

(a) Except as set forth on Schedule 3.09(a), no Group Company is party to any written:

(i) material Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Lien on any material portion of the assets of the Group Companies or any other material Indebtedness;

(ii) material guaranty of any obligation for material Indebtedness or any other material guaranty of the obligations of another party (other than another Group Company);

(iii) lease or Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000 (excluding the Leases);

(iv) lease or Contract under which it is lessor of or permits any third party to hold or operate any personal property for which the annual rental exceeds $200,000;

(v) Contract or group of related Contracts with the same party (or related parties) for the purchase of products or services that provide for annual payments by a Group Company in excess of $200,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;

(vi) Contract or group of related Contracts with the same party (or related parties) for the sale of products or services that provide for annual payments to a Group Company in excess of $1,500,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;

(vii) employment Contracts pursuant to which the annual base salary for an employee is greater than $200,000 or any Contracts with an employee containing change in control payments, excluding, in each case, Contracts with former employees for which no Group Company has any material continuing obligations;

(viii) Contracts for the settlement of any Action and which provide for payments or consideration by any Group Company after the date hereof of a value in excess of $200,000 in the aggregate;

(ix) Contracts for joint ventures, partnerships or similar material joint business arrangements;

(x) Contracts relating to any completed business acquisition by any Group Company within the last five (5) years, including any acquisition of a substantial portion of the assets of another Person or a business line of another Person;

(xi) Any material Contract that requires a Group Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions or that contain a “most favored nations” provision;

(xii) any agreement that provides for the assumption of any Tax or environmental Liability of any Person;

(xiii) any material agreement with any Governmental Entity;

(xiv) any collective bargaining agreement or contract with any labor organization, union or association;

(xv) Contracts relating to the development, ownership, licensing or use of any Intellectual Property material to the business of any Group Company (other than commercially available software for an annual license fee of no more than $200,000);

(xvi) other than purchase and sale orders received by the Group Companies in the Ordinary Course of Business, any written contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, in each case, with any Specified Customer or Specified Supplier; or

(xvii) Contract including covenants by any Group Company not to compete or conduct business in any territory.

(b) The Parent either has been supplied with, or has been given access to, a true and correct copy of all written Contracts, and summaries of all oral Contracts, that are referred to on Schedule 3.09(a) (collectively, the “Material Contracts”). Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on each Group Company that is a party thereto, as applicable, and is in full force and effect.

(c) No Group Company has, in any material respect, violated or breached, or committed any default under, any Material Contract. To the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract and no event has occurred, with the lapse of time or the giving of notice or both, that is reasonably likely to constitute a material breach or default by such other party. No event has occurred and is continuing through any Group Company’s actions or inactions that will result in a material violation or breach of any of the provisions of any Material Contract.

3.10 Intellectual Property.

(a) All material patents, registrations and applications pertaining to Intellectual Property owned by any Group Company as of the date hereof are set forth on Schedule 3.10(a). Except as set forth on Schedule 3.10(a): (A) the Company and/or its Subsidiaries, as the case may be, own or have the right to use all material Intellectual Property used in the operation of the business of the Group Companies; (B) during the two (2) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices of material infringement or misappropriation from any third party with respect to any third party material Intellectual Property or challenging the validity or enforceability of any Intellectual Property of any Group Company; (C) to the Company’s knowledge, no Group Company is currently infringing on the intellectual property of any other Person and (D) to the Company’s knowledge, no Person is currently infringing on the Intellectual Property owned by a Group Company or any Intellectual Property that is material to the operation of the business of the Group Companies. The Company takes commercially reasonable steps to maintain the confidentiality of its material trade secrets.

(b) Schedule 3.10(b) accurately identifies (A) all Intellectual Property licensed to a Group Company, other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of a Group Company’s products or services, and (3) is generally available on standard terms for less than $1,000, or is licensed to a Group Company in the Ordinary Course of Business pursuant to a “shrink wrap” or similar “off-the-shelf” license) and (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property is licensed to Company. Schedule 3.10(b) accurately identifies each Contract pursuant to which any person or entity has been granted by a Group Company any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Intellectual Property used in the operation of the business of the Company and its Subsidiaries as currently conducted. No Group Company is bound by, and no Intellectual Property owned by a Group Company is subject to, any material Contract containing any covenant or other provision that in any way limits or restricts the ability of a Group Company to use, exploit, assert, or enforce any of the Intellectual Property owned by a Group Company anywhere in the world.

(c) The Group Companies’ collection, storage, use and dissemination of any personally identifiable information are and have been in material compliance with all applicable Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations, and there are no claims pending or, to the Company’s knowledge, threatened by any Person alleging violation by the Group Companies of any such Laws, policies and other contractual obligations. The Group Companies have not used open source software in any manner that does, or would reasonably be expected to, with respect to any software included in the Companies’ Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof.

3.11 Litigation. Except as set forth on Schedule 3.11, there is no material legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign) (“Action”) pending, at Law or in equity, or before or by any Governmental Entity, or threatened in writing against any Group Company or their respective properties, assets or business. Except as set forth on Schedule 3.11, no Group Company is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”).

3.12 Governmental Consents, etc. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and as set forth on Schedule 3.12, (a) the Company is not required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no material consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth each material Company Plan. True and complete copies of all Company Plans have been provided or made available to the Parent prior to the date hereof. The Company Plans are and have been administered in compliance with their terms and with the requirements of ERISA, the Code and all other applicable Laws, in each case, in all material respects.

(b) Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(c) With respect to each Company Plan, the Group Companies have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Company Plan. Each Company Plan has been administered in all material respects in accordance with its terms.

(d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Group Companies following the Closing. No Company Plan is (i) subject to Title IV of ERISA or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, and neither any Group Company nor any member of its Controlled Group has at any time in the past six (6) years sponsored or contributed to, or incurred any material withdrawal liability as described in Section 4201 of ERISA in respect of, any such arrangement.

(e) No Company Plan is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(f) Except as disclosed on Schedule 3.13(f) or as contemplated by Section 1.03, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event, whether contingent or otherwise) (i) result in any payment becoming due or payable, or required to be provided, to any employee or satisfy any prerequisite to any payment or benefit to any employee, (ii) result in the forgiveness of any indebtedness of any such employee, (iii) increase the amount or value of any benefits or compensation otherwise payable or required to be provided under any Company Plan, (iv) result in the acceleration of the time of payment, vesting or funding of any such benefits or compensation or (v) result in any amount failing to be deductible by reason of Section 280G of the Code. There is no Contract to which any Group Company is a party or by which it is bound to compensate any employee for excise Taxes paid pursuant to Section 4999 of the Code.

3.14 Insurance. Schedule 3.14 lists each material insurance policy maintained by the Group Companies as of the date hereof, including the name of the insurer, type of policy and policy number. All of the insurance policies of the Group Companies are in full force and effect, and no Group Company is in material default with respect to its obligations under any insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any insurance policies listed (or required to be listed) on Schedule 3.14. Except as set forth on Schedule 3.14, there are no claims pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.15 Compliance with Laws. Each of the Group Companies is and, since January 1, 2012, has been in compliance with all applicable Laws of applicable Governmental Entities, in each case, in all material respects. All approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct, and material to, the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and are being complied with, in all material respects. Since January 1, 2012, no Group Company has been cited, fined, notified in writing or, to the Company’s knowledge, otherwise notified of any actual or alleged failure to comply with any Laws, in any material respect. To the Company’s knowledge, no investigation by any Governmental Entity regarding a material violation of Law is pending or threatened against the Company or its Subsidiaries.

3.16 Environmental Matters.

(a) Except as set forth in Schedule 3.16(a), the Group Companies are, and have been for the past five (5) years, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Material Adverse Effect. During such period, other than such matters that have been resolved, the Group Companies have not received any written citation, directive, order or summons alleging any material violation or failure of the Company and/or its Subsidiaries to comply in any material respect with any Environmental Law or Permit.

(b) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened against any Group Company. A list of material Permits relating to Environmental Laws currently held by the Company and/or its Subsidiaries is included on Schedule 3.16(b).

(c) Except as set forth Schedule 3.16(c), no Group Company, nor, to the knowledge of the Company, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Materials produced by, or resulting from any Group Company’s operations, at any Leased Realty or Owned Realty, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws) and except as would not be material to the Group Companies (taken as a whole). Except as set forth on Schedule 3.16(c), to the knowledge of the Company, no above ground or underground storage tanks, asbestos-containing material, polychlorinated biphenyls above 50 parts per million in electrical equipment owned by the Company or its Subsidiaries, dump, impoundment or landfill exists and/or was located on the Leased Realty or Owned Realty.

(d) The Company has delivered or otherwise made available for inspection to the Parent complete and correct copies of material studies, audits, assessments, memoranda and investigations pertaining to Hazardous Materials at the Leased Realty or Owned Realty or regarding a Group Company’s compliance with applicable Environmental Laws that are in the possession of any Group Company and which have been prepared in the last five (5) years.

(e) To the knowledge of the Company, no property now or previously owned, operated, or leased by either the Company or its Subsidiaries is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or the Comprehensive Environmental Response, Compensation and Liability Information System List or on any similar state or foreign list of sites requiring investigation or clean-up and no environmental Lien has been filed against any Owned Realty or Leased Realty.

(f) Except as set forth on Schedule 3.16(f), neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Parent, Merger Sub, Company or Subsidiaries for remedial actions, including, without limitation, any so-called “transaction-triggered” or “responsible property transfer” Laws.

3.17 Affiliated Transactions. Except as set forth on Schedule 3.17 or pursuant to any Company Plan, no employee, officer, member of the board of directors, stockholder or Affiliate of any Group Company or any individual in such officer’s, stockholders or director’s immediate family: (i) is a party to any Contract or transaction with any Group Company with payments per annum in excess of $50,000 or (ii) has any interest in any property owned or used by any Group Company with a value in excess of $50,000; (iii) owes any Indebtedness to, or is owed Indebtedness by, any Group Company.

3.18 Employees.

(a) Each Group Company is in compliance in all material respects with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the payment withholding of Taxes, and the termination of employment, including, but not limited to, any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, occupational safety and health standards and similar foreign, state or local Law. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has any direct or indirect material Liability with respect to any misclassification of (i) any person as an independent contractor rather than as an employee or (ii) any employee leased from another employer.

(b) No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any Group Company’s employees, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there currently, nor were there in the prior two (2) years, any union organizing activities involving the employees of any Group Company to authorize representation by any labor organization.

(c) There is no pending or, to the Company’s knowledge, threatened material charge or material complaint against the Company or its Subsidiaries by or with the National Labor Relations Board.

3.19 Brokerage. Except for fees and expenses of Persons listed on Schedule 3.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which the Parent or the Surviving Company would be liable following the Closing.

3.20 Vote Required. The approval of a majority of the holders of Common Stock, voting as a single class, is the only vote of any class or series of capital stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger. There is no takeover-related provision in the organizational documents, stockholder agreement or similar agreement is applicable to Parent, Merger Sub, this Agreement or the transactions contemplated hereby that prohibits or restricts the Company from entering into this Agreement or consummating the transactions contemplated hereby. To the knowledge of the Company after due inquiry of the holders of Common Stock, no Common Shareholder has indicated that it intends to exercise its appraisal rights pursuant to Section 262 of the DGCL.

3.21 Customers and Suppliers. Schedule 3.21 sets forth a list of the Group Companies’ top 10 customers and top 10 suppliers for the year ended December 31, 2014, determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Group Companies and, in the case of suppliers, the dollar amount of payments made by the Group Companies (“Specified Customers” and “Specified Suppliers,” respectively). No Specified Customer or Specified Supplier has notified the Company in writing (or, to the knowledge of the Company, provided any other substantially definitive notice to the Company) that it has or will be terminating or materially reducing its business relationship with the Group Companies.

3.22 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

4.01 Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There are no pending, or to the knowledge of the Parent, threatened, action for the dissolution, liquidation or insolvency of either the Parent or the Merger Sub.

4.02 Authorization. The execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Violation. Neither the Parent nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, which would be breached or violated in any material respect by the Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the Parent or Merger Sub’s ownership or operation of the business conducted by the Company and its Subsidiaries after the date hereof.

4.04 Governmental Consents, etc. Except for the applicable requirements of the HSR Act and the filing of the Certificate of Merger with the applicable Governmental Entity, neither the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent or the Merger Sub.

4.06 Parent Financial Resources. The Parent committed and has and shall have at the Closing sufficient cash, available committed lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The obligations of the Parent and the Merger Sub under this Agreement are not subject to any conditions regarding the Parent’s, the Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

4.07 Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Parent.

4.08 Solvency. Assuming the accuracy of all of the representations and warranties set forth in Article III herein, immediately after giving effect to the transactions contemplated by this Agreement, Parent and its Subsidiaries, taken as a whole, shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their respective businesses. No transfer of property is being made by Parent and no obligation is being incurred by Parent in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent.

4.09 Parent Entity. As of the date hereof, and at all times prior to the Effective Time, the Parent is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of Merger Sub.

4.10 No Other Representations. In entering into this Agreement, each of the Parent and the Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in this Agreement and the representations and warranties contained in the Ancillary Agreements, and each of the Parent and the Merger Sub acknowledges that, other than as set forth in this Agreement and the Ancillary Agreements and in the certificates or other instruments delivered pursuant hereto (including the applicable Letters of Transmittal or Option Cancellation Acknowledgment), none of the Group Companies nor any of their respective Affiliates or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to the Parent, the Merger Sub or any of their respective Affiliates or representatives prior to the execution of this Agreement, (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company or (c) with respect to the business, assets or Liabilities of the Group Companies, in each case heretofore or hereafter delivered to or made available to the Parent, the Merger Sub or any of their respective Affiliates or representatives.

ARTICLE V

RESERVED

ARTICLE VI

COVENANTS

6.01 Access to Books and Records. From and after the Closing until the six (6) year anniversary of the Closing Date, the Parent shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying at the Representative’s expense), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Representative, the Parent shall not, and shall not permit the Surviving Company or its Subsidiaries to, for a period of five (5) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Representative, and offering to surrender to the Representative such books and records or any portion thereof which the Parent or the Company may intend to destroy, alter or dispose of.

6.02 Reserved.

6.03 Indemnification of Officers and Directors of the Company.

(a) From and after the Closing, the Parent shall, and shall cause the Surviving Company and each of their respective Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a Group Company (each, a “D&O Indemnified Party”), against all Losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective organizational documents and indemnification agreements of the Company, if any, in existence on the date hereof with any D&O Indemnified Party.

(b) For a period of six (6) years after the Closing and at all times subject to applicable Law, the Parent shall not (and shall not cause or permit any Group Company or any of the Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Group Companies as of the date hereof. Each of Parent and the D&O Indemnified Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any investigation of, any litigation, claim or proceeding in respect of which such D&O Indemnified Party is being indemnified hereunder and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) The Parent agrees to pay, or to cause the Surviving Company or any of its Subsidiaries to pay, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03.

(d) At or prior to Closing, the Parent shall purchase and pay in full a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail”), effective as of the Closing, providing, for a period of six (6) years after the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby, including the Merger), with coverage and amounts no less favorable to the D&O Indemnified Parties than those of such policies in effect on the date hereof. From and after the Closing, the Parent shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(d), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(e) If the Parent, the Surviving Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Parent or the Surviving Company shall not be the continuing or Surviving Company or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Parent or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

(f) The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Parent and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.04 Employee Benefits.

(a) Parent hereby acknowledges and agrees that it does not have any current plans or intentions to cause the Surviving Company or its Subsidiaries to implement or effect any mass layoff, plant closure, reduction in force or similar action affecting employees of the Group Companies (“Continuing Employees”) that would trigger any notice requirements under the Worker Adjustment and Retraining Notification Act of 1988.

(b) For purposes of eligibility and vesting under the benefit plans, programs, agreements and arrangements of Parent and any of its Subsidiaries or any respective Affiliate thereof providing benefits to any Continuing Employees after the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under the New Plans (but excluding any New Plan that is established after the Effective Time that does not recognize service prior to its adoption), Parent shall use commercially reasonable efforts to cause each Continuing Employee to be credited with his or her years of service with the Group Companies before the Effective Time, to the extent permitted by such New Plans and applicable Law, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any substantially similar Company Plan disclosed in Schedule 3.13(a), except where such credit would result in a duplication of benefits.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Company to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 6.04 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Group Companies, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.04) under or by reason of any provision of this Agreement.

ARTICLE VII

RESERVED

ARTICLE VIII

INDEMNIFICATION

8.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.

(a) The representations and warranties of the Company contained in Article III, shall survive the Closing and claims may be asserted with respect to a Loss arising as a result of a breach thereof to the extent permitted by this Article VIII. For the avoidance of doubt, the representations and warranties made by each Common Shareholder in his, her or its Letter of Transmittal shall survive the Closing indefinitely.

(b) The representations and warranties of the Parent and the Merger Sub contained in Article IV shall survive the Closing and claims may be asserted with respect to a Loss arising as a result of a breach thereof to the extent permitted by this Article VIII.

(c) The party claiming indemnification with respect thereto must give notice to the other party of any claim for indemnification under this Article VIII in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the Survival Period; provided, however, that any obligation under Sections 8.02 and 8.03 shall not terminate with respect to any Losses in respect of which the Person to be indemnified shall have given such notice to the indemnifying party in accordance with Section 8.06 before the termination of the applicable Survival Period.

(d) For purposes of this Agreement, the term “Survival Period” shall mean the period ending on the eighteen (18) month anniversary of the Closing Date; provided, however, that the Survival Period with respect to the Company Fundamental Representations shall mean the six (6) year anniversary of the Closing Date and claims made pursuant to Section 8.02(ii) shall be the three (3) year anniversary of the Closing Date.

(e) No covenant or agreement contained herein that is to be performed on or prior to the Closing shall survive the Closing. Any covenant or agreement to be performed, in whole or in part, after the Closing, shall survive the Closing in accordance with its terms. No claim for indemnification hereunder for breach of any such covenants or agreements may be made after the expiration of such survival period.

8.02 Indemnification for the Benefit of the Parent Indemnified Parties. Subject to this Article VIII, from and after the Closing the Securityholders, severally (and not jointly and severally) in accordance with their Pro Rata Percentages, shall indemnify and hold Parent and Merger Sub and any of their respective Affiliates, officers, directors, stockholders, employees, agents and their successors and assigns (the “Parent Indemnified Parties”) harmless from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all Losses to the extent arising from: (i) any breach of any representation or warranty of the Company contained in Article III, and (ii) any Designated Environmental Losses (as defined in Section 8.11 below). Unless otherwise required by Law, all payments made from the Escrow Account shall be treated by the Parties as an adjustment to the proceeds received by the Securityholders pursuant to Article II hereof.

8.03 Indemnification by the Parent for the Benefit of the Securityholders. Subject to this Article VIII, from and after the Closing, the Parent shall indemnify the Representative, the Securityholders and their respective Affiliates, and their respective officers, directors or employees (collectively, the “Securityholder Indemnified Parties”) and hold them harmless against any Losses which the Securityholder Indemnified Parties may suffer or sustain, arising from: (a) any breach of any representation or warranty of the Parent or the Merger Sub contained in Article IV and (b) any non-fulfillment or breach of any covenant, agreement or other provision of this Agreement by the Parent or the Merger Sub that survives the Closing. Any indemnification of the Securityholders pursuant to this Section 8.03 shall be delivered to the Representative (on behalf of the Securityholders, in accordance with their respective Pro Rata Percentages) by wire transfer of immediately available funds to an account designated in writing by the Representative within fifteen (15) days after the date upon which any underlying claims are finally resolved or, pursuant to Section 1.03(b), paid to the Surviving Company for payment to the former holders of In-the-Money Options in accordance with their Optionholder Percentages through the Surviving Company’s payroll system.

8.04 Limitations on Indemnification. The rights of the Parent Indemnified Parties and the Securityholder Indemnified Parties to indemnification pursuant to the provisions of this Article VIII are subject to the following limitations:

(a) Notwithstanding the foregoing, no claims for indemnification by the Parent pursuant to Section 8.02(i) shall be so asserted, and the Parent shall not be entitled to recover Losses, unless and until the aggregate amount of Losses that would otherwise be payable thereunder exceeds on a cumulative basis an amount equal to $1,000,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible. In no event shall the aggregate indemnification to be paid under Section 8.02(i) exceed the Indemnity Escrow Amount. In no event shall the aggregate indemnification to be paid pursuant to Section 8.02(ii) exceed the Special Escrow Amount.

(b) The amount of any Loss subject to indemnification under Section 8.02 or 8.03 shall be calculated net of (i) any Tax Benefit actually realized by the Indemnitee on account of such Loss in the Tax year in which such Loss occurs or in the two immediately following taxable years and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by the Indemnitee from any third party with respect thereto, in each case, net of all expenses incurred by the Indemnitee with respect to recovering or realizing such Tax Benefits or insurance proceeds. For purposes hereof, “Tax Benefit” shall mean, with respect to any Loss subject to indemnity under Section 8.02 or 8.03, an amount by which the Tax liability of a party (or a group of corporations filing a Tax Return that includes such party), with respect to a taxable period, is reduced solely as a result of such Loss or the amount of Tax refund that is generated solely as a result of such Loss, and any related interest received from any relevant taxing authority. The Indemnitee shall use commercially reasonable efforts to seek recovery under all insurance policies (including, to the extent applicable, the R&W Policy) covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Parent Indemnified Parties with respect to any Loss for which Parent Indemnified Parties have been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (but not in excess of the Loss for which such Parent Indemnified Parties was Indemnified by Securityholders hereunder) shall be made promptly to the Representative, on behalf of the Securityholders (subject to Section 1.03(b)). To the extent permitted by the R&W Policy, Parent agrees to use commercially reasonable efforts to seek recovery under the R&W Policy prior to making any claims for indemnification pursuant to section 8.02(ii).

(c) No Parent Indemnified Party shall be entitled to indemnification pursuant to this Article VIII to the extent that with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of the Indebtedness or Net Working Capital.

(d) Notwithstanding anything contained herein to the contrary, no access or examination conducted by the Parent or Merger Sub, or any of their respective representatives, prior to the Closing Date shall qualify or limit any representation or warranty set forth in this Agreement.

8.05 Mitigation. Each Person entitled to indemnification hereunder shall take reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses which are indemnifiable or recoverable hereunder or in connection herewith.

8.06 Indemnification Procedures; Defense of Third Party Claims.

(a) Any Parent Indemnified Party or Securityholder Indemnified Party making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall promptly notify the indemnifying party (an “Indemnitor”) and the Representative (on behalf of the Securityholders), if applicable, in writing of any pending or threatened claim or demand that the Indemnitee has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnitee, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent the Indemnitor is materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable Survival Period specified in Section 8.01 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnitee pursuant to Section 8.02 or Section 8.03, the Indemnitor shall be entitled, by notice to the Indemnitee delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim; provided, that the Indemnitor shall allow the Indemnitee a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by the Indemnitor. If the Indemnitor does not assume the defense and control of any Third Party Claim pursuant to this Section 8.06(b), the Indemnitee shall be entitled to assume and control such defense, but the Indemnitor may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Parent or the Representative, as the case may be, shall, and shall cause each of its Affiliates and representatives to, reasonably cooperate with the Indemnitor in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnitor has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnitee if such settlement relates solely to monetary damages in an amount not less than the remaining funds in the Escrow Account. In all other circumstances in which the Indemnitor has assumed the defense, neither the Indemnitor nor the Indemnitee shall, without the written consent of the other party, including (i) entering into any settlement or compromise of any claim that imposes monetary obligations in excess of the remaining funds in the Escrow Account, (ii) entering into any settlement or compromise of any claim that imposes non-monetary obligations or (iii) permitting a default or consent to entry of any judgment, in each case, unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the claim; provided, that, if a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnitor party notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 8.04, pay the amount called for by such offer, and the Indemnitee declines to accept such offer, the Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnitee with respect to such claim. No Indemnitee shall consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnitor (any such consent not to be unreasonably withheld, conditioned or delayed).

8.07 Sole and Exclusive Remedy.

(a) Following the Closing, the sole and exclusive remedy for any and all claims against the Representative or Securityholders arising under, out of or related to this Agreement, shall be the remedies provided in Section 1.09, the remedies set forth in this Article VIII and the rights against a Securityholder contained in the Letter of Transmittal or Option Cancellation Acknowledgment, as applicable, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise against the Securityholders, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by Law. Except in the case of fraud or for direct claims against any Securityholder for any breach by such Securityholder of the representations and warranties made by him, her or it in the applicable Letter of Transmittal or

Option Cancellation Acknowledgment, as applicable, from and after the Closing, the right of the Parent to recovery (i) against the Indemnity Escrow Amount shall constitute the Parent’s sole and exclusive remedy for any claims made with respect to Section 8.02(i) and (ii) against the Special Escrow Amount pursuant to Section 8.02(ii) shall constitute the sole and exclusive remedy for any claims made with respect to Section 8.02(ii).

(b) The Parent acknowledges and agrees that the Parent may not avoid the limitation on liability set forth in this Article VIII by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (y) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations or warranties contained in Article III of this Agreement. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Parent’s remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Securityholders hereunder. Following the Closing and subject to the foregoing, to the maximum extent permitted by Law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Law at common law, in equity or otherwise.

8.08 Escrow Release. Any portion of the Indemnity Escrow Amount and Special Escrow Amount remaining in escrow following the applicable Escrow Release Date, less the aggregate amount, if any, claimed by the Parent Indemnified Parties pursuant to claims (such claims, the “Outstanding Claims”) properly made against the applicable Indemnity Escrow Amount and/or Special Escrow Amount in accordance with this Article VIII and not fully resolved prior to the applicable Escrow Release Date (such amount of the retained Indemnity Escrow Amount and/or Special Escrow Amount, as it may be further reduced after the applicable Escrow Release Date by distributions to the Securityholders as set forth below and by recoveries by the Parent Indemnified Parties pursuant to this Article VIII and the Escrow Agreement, the “Retained Escrow Amount”), shall promptly be released from the Indemnity Escrow Account and/or Special Escrow Amount, as applicable, and deposited by the Escrow Agent with the Representative for the benefit of the Securityholders for distribution to them in accordance with their respective Pro Rata Percentages (subject to Section 1.03(b)). In the event and to the extent that, after the applicable Escrow Release Date, any Outstanding Claim made by any Parent Indemnified Party pursuant to this Article VIII is resolved against such Parent Indemnified Party, the Parties shall instruct the Escrow Agent to promptly release from the applicable Escrow Account and deposit with the Representative for the benefit of the Securityholders an aggregate amount of the Retained Escrow Amount equal to the amount of the Outstanding Claim resolved against such Parent Indemnified Party, for distribution to them in accordance with their respective Pro Rata Percentages (subject to Section 1.03(b)); provided, however, that any such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of Outstanding Claims that are still unresolved at such time.

8.09 Materiality Qualifiers. The Parties hereby acknowledge and agree that for purposes of this Article VIII, Materiality Qualifiers shall be disregarded for both (i) determining the existence or occurrence of a breach or any representation or warranty and (ii) determining the applicable Losses resulting therefrom.

8.10 Representation and Warranty Insurance. Prior to Closing, Parent shall obtain a six (6) year insurance policy for the purpose of providing a source of recovery for indemnification claims under Section 8.02 (“R&W Policy”): (i) in an amount equal to $20,000,000, (ii) with all premiums and fees due with respect to such R&W Policy prepaid at Closing by the Company (or to the extent unpaid at Closing, included as a Transaction Expense) and (iii) with an aggregate seller retention for the term of the policy of $1,100,000.

8.11 Environmental Indemnity Provisions.

(a) “Designated Environmental Losses” means (i) fines or penalties assessed by any environmental regulatory agency, authority or similar Governmental Entity (an “Environmental Agency”) to the extent arising from any violation prior to the Closing by the Company or any of its Subsidiaries of, or failure of the Company or any of its Subsidiaries at any time prior to the Closing to be in compliance with, applicable Environmental Laws (a “Pre-Closing Violation”) and (ii) to the extent arising from a Pre-Closing Violation, the actual costs of any clean-up, reclamation or removal or other remediation that is specifically required in writing by any regulatory agency, authority or similar Governmental Entity to be undertaken by the Company or any of its Subsidiaries.

(b) The Securityholders shall only be required to indemnify and hold harmless the Parent Indemnified Parties with respect to environmental clean-up, reclamation, removal or remediation costs pursuant to Sections 8.02(i) or 8.02(ii) to the extent that: (i) clean-up, reclamation or removal of the Hazardous Materials is specifically required in writing by an Environmental Agency under an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date or is required by an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date; (ii) the Remediation Standards that must be met in order to satisfy the requirements of the applicable Environmental Law or Environmental Agency (A) are no more stringent than the Remediation Standards that were in effect as of and were enforceable as of the Closing Date under the applicable Environmental Law that is the source of the obligation to conduct a clean-up, reclamation, removal or remediation or, where no such Remediation Standards had been promulgated and were enforceable as of the Closing Date, Remediation Standards that were applied, within one year prior to the Closing Date, on a case-by-case basis, to properties that are most similar to the property that is subject to a clean-up, reclamation, removal or remediation and (B) are also those Remediation Standards that would be the least stringent Remediation Standards that would be applicable given the use of the property as of the day before the Closing Date; (iii) such clean-up, reclamation, removal or remediation is for substances that were designated as Hazardous Materials and would have been subject to clean-up, reclamation, removal or remediation under an applicable Environmental Law had such clean-up, reclamation, removal or remediation been initiated on or before the Closing Date; and (iv) such clean-up, reclamation, removal or remediation is conducted using the most cost effective methods for investigation, removal, remediation and/or containment consistent with applicable Environmental Law or the requirements of the applicable Governmental Entity.

(c) To the extent that the clean-up, reclamation, removal or remediation costs incurred in connection with a clean-up, reclamation, removal or remediation addressed by this Section 8.11 are in excess of the clean-up, reclamation, removal or remediation costs that would be incurred for a clean-up, reclamation, removal or remediation meeting the conditions set forth in this Section 8.11, the Securityholders shall have no obligation to indemnify the Parent Indemnified Parties for such excess clean-up, reclamation, removal or remediation costs.

(d) Notwithstanding anything to the contrary herein, recoverable Losses pursuant to Section 8.02(ii) shall not include any costs, expenses or Liabilities to the extent arising or resulting from any investigation, testing, sampling, assessment, study, reporting, or other similar action that Parent or any of its other Subsidiaries initiates, undertakes or performs (or causes to be initiated, undertaken or performed) after the Closing Date, except to the extent that Parent or any of its other Subsidiaries reasonably determines that such investigation, testing, sampling, assessment, study, reporting, or other similar action is reasonably necessary to comply with any applicable Environmental Law or Permit.

ARTICLE IX

RESERVED

ARTICLE X

ADDITIONAL COVENANTS

10.01 Representative.

(a) Appointment. In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of Common Stock of this Agreement, and pursuant to each Letter of Transmittal and Option Cancellation Acknowledgement, all of the Securityholders collectively and irrevocably constitute and appoint the Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement, including receipt of payments made to the Representative under Section 1.08, 1.09 or 8.03; (iii) payment of amounts due to the Parent pursuant to Section 1.08, 1.09 or 8.02; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf. In such event, each Securityholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Securityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. IOS Holding Company, LLC hereby accepts its appointment as the initial Representative.

(c) Actions by the Representative; Resignation; Vacancies. The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 10.01(b) above.

(d) No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually. Except on behalf of Securityholders in accordance with Sections 1.09(b) and 10.03(b), the Representative shall not have any liability for any amount owed to the Parent pursuant to Section 1.08, 1.09 or 8.02 or any other provision of this Agreement. Except as set forth in this Agreement, the Representative shall not be liable to the Company, the Parent or the Merger Sub, in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Representative shall not be liable to the Securityholders, in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Representative’s gross negligence or willful misconduct. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Representative to the Securityholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e) Indemnification; Expenses. Each Securityholder shall, only to the extent of such Securityholder’ s Pro Rata Percentage, indemnify and defend the Representative and hold the Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Representative and arising out of or in connection with the acceptance, performance or administration of the Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders based on each such Person’s Pro Rata Percentage. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Securityholders from the Escrow Account to itself no earlier than the date such payments are actually made. The Representative may also from time to time submit invoices to the Securityholders covering such expenses and Liabilities and, upon the request of any Securityholder, shall provide such Securityholder with an accounting of all expenses and Liabilities paid.

10.02 Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, without independent knowledge on the part of the reader, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.03 Certain Tax Matters.

(a) Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any other similar provision of state, local or foreign Law), the Parent, Merger Sub, the Securityholders, the Company and their respective Affiliates shall treat any and all payments under Section 1.09 or Article VIII as an adjustment to the purchase price for Tax purposes.

(b) Preparation of 2014 and 2015 Income Tax Returns. Parent shall prepare and timely file, or cause to be prepared and timely filed the income Tax Returns of the Group Companies for the taxable year that ends on the Closing Date (the “Stub Year Income Tax Returns”) and the 2014 taxable year. Subject to the immediately following sentence, all such Tax Returns shall be prepared in accordance with past practices, unless otherwise required by Applicable Law. Parent shall deduct the Transaction Deductions on the Stub Year Income Tax Returns to the maximum extent permissible by Law. In the event the Stub Year Income Tax Returns reflect a net operating loss, Parent shall carryback such net operating loss to the maximum extent permissible by law. Parent shall provide a draft of each Tax Return described in this Section 10.03(b) to Representative with its delivery of the proposed Closing Statement pursuant to Section 1.08, with any applicable income Tax assets or liabilities reflected in the determination of Net Working Capital set forth therein. Any disputes or objections regarding the determination of any such income Tax assets or liabilities shall be resolved in accordance with the provisions of Section 1.08.

(c) Cooperation on Tax Matters.

(i) Representative, each Group Company and Parent shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent agrees to retain all books and records with respect to Tax matters pertinent to each Group Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any applicable Governmental Entity.

(ii) Parent and Representative further agree, upon request by the other, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Tax Sharing Agreements. All Tax allocation agreements, Tax sharing agreements or similar agreements (excluding, for the avoidance of doubt, this Agreement) dealing primarily with Taxes between the Company or any of its Subsidiaries and any Securityholder or any of their Affiliates (other than any Group Company) will be terminated on or before the Closing Date and, after the Closing Date, no Group Company will be bound thereby or have any liability thereunder.

10.04 Designated Accounts Receivable. Parent shall use commercially reasonable efforts to collect, or cause to be collected, account receivables of the Group Companies that have been outstanding in excess of 270 days as of the Closing Date (the “Designated Accounts Receivable”) and, upon collection of any portion of the Designated Accounts Receivable, shall promptly pay such amount to the Securityholders in a manner consistent with Section 1.09(a). At the Representative’s request, Parent shall provide such information regarding the status of the Designated Accounts Receivable as may be requested by the Representative from time to time. All collections by the Group Companies after the Closing Date from a customer that owes a Designated Account Receivable shall be applied in accordance with the instructions provided by such customer and if no instructions are provided, then first to satisfy the oldest remaining outstanding receivable from such customer. Parent shall not, and shall not permit its Subsidiaries to, settle, compromise or offset any Designated Accounts Receivable without the prior written consent of the Representative.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the 2013 Audited Financial Statements of the Group Companies. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) for purposes of determining Cash, Indebtedness and Net Working Capital, shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (iii) shall follow the defined terms contained in this Agreement.

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.09 payable to the Securityholders and all other consideration payable to the Securityholders hereunder other than the Closing Cash Consideration.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary Agreements” means the Escrow Agreement and each other agreement entered into by the Company and/or the Representative pursuant to this Agreement.

“Base Consideration” means One Hundred Seventy Million Dollars ($170,000,000).

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, as of the Reference Time (before taking into account the consummation of the transactions contemplated hereby), cash and cash equivalents of the Group Companies as set forth on the Closing Balance Sheet, including cash on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks, wires or electronic fund transfers issued by or on behalf of the Group Companies as of such time, in each case as determined in accordance with the Accounting Principles; provided that “Cash” shall not include any security deposits or other cash of the Group Companies which is not freely useable by the Group Companies because it is subject to restrictions or limitations by contract.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as of the date hereof.

“Closing Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (v) the amount of Estimated Cash minus (vi) the amount of the Estimated Transaction Expenses, plus (vii) the aggregate dollar amount of the exercise prices for all In-the-Money Options.

“Closing Date Payment Schedule” means a schedule, prepared by the Company, setting forth as of the Effective Time, for each Securityholder, as applicable: (i) such Securityholder’ s name and address; (ii) the number of shares of Common Stock held by such Securityholder; (iii) the number of In-the-Money Options held by such Securityholder and the aggregate exercise price of all such Options; (iv) the portion of the Escrow Account allocable to such Securityholder; (v) the portion of the Closing Cash Consideration and Closing Option Consideration to be paid to such Securityholder, and (vi) the required withholding Taxes related to all such payments.

“Closing Option Consideration” means, for each In-the-Money Option, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Closing Cash Consideration exceeds the exercise price of such In-the-Money Option and (B) the aggregate number of shares of Common Stock subject to such In-the-Money Option (rounded down to the nearest whole cent).

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including but not limited to any successor or substitute federal Tax codes or legislation.

“Common Shareholder” means a holder of Common Stock.

“Common Shareholder Percentage” means the amount, expressed as a percentage, equal to one hundred percent (100%) less the Optionholder Percentage.

“Company Equity Plan” means the 2011 IOS Holdings, Inc. Equity Incentive Plan, as amended in effect as of the date hereof.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Sections 3.03(a) and (c), Section 3.04, Section 3.17 and Section 3.19.”

“Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether subject to ERISA), and each other stock purchase, stock option, restricted stock, equity incentive, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, insurance, welfare benefit, fringe or other similar benefit plan, program, policy or other arrangement sponsored, maintained, contributed or required to be contributed to by any of the Group Companies for the benefit of any current or former officer, employee or director of the Group Companies but excluding any statutory plans which any Group Company is obliged to participate in or comply with, including plans administered pursuant to applicable federal or provincial health, worker’s compensation or employment insurance legislation.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, whether oral or written, other than any Company Plan.

“Controlled Group” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Plans listed in Schedule 3.13(a).

“Credit Agreements” means that certain (i) Amended and Restated Credit Agreement dated as of December 27, 2012, among IOS Acquisitions, Inc., Fifth Third Bank (as administrative agent and l/c issuer) and certain other guarantor and lender parties thereto (as amended), and (ii) Investment Agreement dated as of December 27, 2012, among IOS Acquisitions, Inc. Triangle Mezzanine Fund LLLP (as mezzanine agent and as a lender) and certain other guarantor and lender parties thereto (as amended).

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to (i) Releases or threatened Releases of Hazardous Materials and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, remediation, removal, clean-up or handling of Hazardous Materials, (iii) industrial hygiene, (iv) the environmental conditions on, in, under, or about any property (whether owned or leased now or in the past), including surface or subsurface soils or strata, groundwater, surface water, and indoor and ambient air conditions and (v) the reporting or remediation of environmental conditions. Environmental Laws shall include, but not be limited to, laws concerned with protecting natural resources, species, and/or ecological amenities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Release Date” means (i) the eighteen (18) month anniversary of the Closing Date, in the case of the Indemnity Escrow Account, and (ii) the three (3) year anniversary of the Closing Date, in the case of the Special Escrow Account.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.08, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.08 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.08 is less than the Target Net

Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.08, minus (vi) the amount of the Transaction Expenses as finally determined pursuant to Section 1.08, plus (vii) the aggregate dollar amount of the exercise prices for all In-the-Money Options.

“Fully Diluted Shares” means the sum of (x) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time and (y) the number of shares of Common Stock underlying any In-the-Money Options as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law and any other substance, element, product, material, or chemical, whether solid, liquid, or gas, that in relevant quantity, form or concentration is listed, defined, designated, classified, regulated or otherwise determined to be a pollutant, contaminant, hazardous, dangerous, radioactive or toxic substance, material or waste or solid waste pursuant to any Environmental Laws, and specifically including, but not limited to, any explosives, radon, solvents, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, oil and petroleum products (including waste petroleum and petroleum byproducts, derivatives thereof or synthetic substitutes thereof, or any fraction thereof), and other substance, mixture, waste, pollutant contaminants, compound, material, product or matter that presents or may present an imminent and substantial danger to the public health or welfare or to the environment upon its Release.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of the Company and its Subsidiaries for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including, to the extent drawn, any letters of credit) for the payment of which the Company and its Subsidiaries are responsible or liable (excluding all intercompany indebtedness between or among the Group Companies), (ii) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, including, for the avoidance of doubt, all leases of vehicles under any Group Company’s fleet leasing agreement or arrangement; (iii) all Liabilities of any Group

Company arising out of interest rate and currency swap arrangements and other similar arrangements designed to provide protection against fluctuations in interest or currency rates, (iv) the deferred purchase price of property, assets, securities or services in respect of which any Group Company is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), (v) any outstanding obligations of any Group Company relating to severance or restructuring programs, whether accrued for or not, (vi) accrued and unpaid dividends on the capital stock of the Company and (vii) all guarantees in respect of any obligations, liabilities or other items of the types set forth in clauses (i) through (vi). For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) patents and patent applications, including continuations, divisional, continuations-in-part and provisionals and all renewals, reexaminations, substitutions, extensions, reissues and extensions thereof, (ii) trademarks, service marks, trade names, trade dress, logos, domain names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights and works of authorship (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software, and (iv) inventions (whether patentable or unpatentable and whether or not reduced to practice) and trade secrets and (v) all other intangible property rights including, technical manuals and data, drawings, inventions, designs, product information and data, know-how and development, work in progress, software (source and object code) and business and marketing plans.

“In-the-Money Option” shall mean an Option that is vested as of the Closing and that has an exercise price that is less than the Per Share Closing Cash Consideration, determined as of immediately prior to the Effective Time.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of Dal Miller, Jody Arceneaux, Paco McLaughlin and Justin Jarski as of the applicable date, after due inquiry.

“Law” means any law, rule, regulation, statute, code, judgment, injunction, order, decree, ordinance or other restriction of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges, pledge, mortgage, deed, claim, charge, encumbrance, encroachment, option, adverse interest, title defect, pre-emptive right, right of first offer, right of first refusal, restriction on transfer or other restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means all actual damages, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing an Indemnitee’s rights under this Agreement; provided, however, that Losses does not include, and the Parent Indemnified Parties shall not be entitled to seek or recover any (i) special, exemplary or punitive damages, except to the extent awarded in any Third Party Claim or (ii) consequential, incidental or indirect damages, except to the extent that such damages are (A) awarded in any Third Party Claim or (B) contemplated or reasonably foreseeable as of the date hereof.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (i) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (ii) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) operating, business, regulatory or other conditions that generally affect the entire industry in which the Group Companies operate; (iii) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iv) compliance with the terms of, or taking any action permitted by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, managing directors or other employees and/or consultants and/or on revenue, profitability and cash flows; (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof; (vi) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (viii) hurricanes, earthquakes, floods or other natural disasters and (ix) any of the matters disclosed on Schedule 3.06(a).

“Materiality Qualifiers” means qualifications as to materiality or Material Adverse Effect (or any similar qualification) in any representation or warranty set forth herein.

“Merger Consideration” means, collectively, the Common Stock Merger Consideration and the Option Consideration.

“Net Working Capital” means (i) all current assets (excluding, without duplication, (a) Cash and (b) Designated Accounts Receivable (net of specified reserves equal to $174,308, representing the parties’ agreed upon portion of the reserves allocable to the Designated Accounts Receivable)) of the Group Companies as of the Reference Time, minus (ii) all current Liabilities (excluding, without duplication, (a) Indebtedness and (b) Transaction Expenses) of the Group Companies as of the Reference Time determined in accordance with the Accounting Principles.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Option” means an outstanding and unexercised stock option to purchase shares of Common Stock under the Company Equity Plan.

“Option Consideration” means, for each In-the-Money Option, the amount equal to the sum of (A) the Closing Option Consideration for such In-the-Money Option and (B) the product obtained by multiplying (i) the Per Share Additional Merger Consideration by (ii) the aggregate number of shares of Common Stock subject to such In-the-Money Option (rounded down to the nearest whole cent).

“Optionholder Percentage” means the amount, expressed as a percentage, equal to the quotient obtained by dividing (i) the number of shares of Common Stock underlying any In-the-Money Options as of immediately prior to the Effective Time by (ii) the Fully Diluted Shares.

“Ordinary Course of Business” means the ordinary course of business of the Group Companies, consistent with past practice.

“Organizational Documents” means the Bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.

“Per Share Additional Merger Consideration” means the amount equal to the quotient obtained by dividing (i) the Additional Merger Consideration by (ii) the Fully Diluted Shares.

“Per Share Closing Cash Consideration” means the amount equal to the quotient obtained by dividing (i) an amount equal to (A) the Closing Cash Consideration less (B) the Escrow Amount by (ii) the Fully Diluted Shares.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Realty which are not violated by the current use and operation of the Leased Realty; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Realty which do not materially impair the occupancy or use of the Leased Realty for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens on goods in transit incurred pursuant to documentary letters of credit; and (ix) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money which do not materially detract from the value of such assets and properties as now used or materially interfere with any current or intended use of such assets.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Pro Rata Percentage” means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of shares of Common Stock held by such Securityholder immediately prior to the Effective Time and (ii) the number of shares of Common Stock underlying any In-the-Money Options held by such Securityholder as of immediately prior to the Effective Time by (b) the Fully Diluted Shares.

“Reference Time” means the close of business of the Group Companies on the Closing Date.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remediation Standard” means a numerical standard that defines the concentrations of Hazardous Materials or otherwise defines the concentrations of Hazardous Materials that may be permitted to remain in any environmental media under applicable Environmental Law after an investigation, remediation, clean-up, reclamation, removal or containment of a Release of Hazardous Materials.

“Securityholder” means a Common Shareholder or a holder of an In-the-Money Option.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital Amount” means $16,500,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Transaction Deductions” All deductible expenses of the Group Companies incurred with respect to the transactions contemplated hereby on or prior to the Closing Date, solely relating to deductions in respect of: (i) the items described in clauses (i)-(iv) of the definition of Transaction Expenses, (ii) amounts accrued and payable to holders of In-the-Money Options pursuant to this Agreement to current or former employees on or prior to Closing, and (iii) expenses and costs related to the payment of Indebtedness set forth on the Closing Statement, including prepayment premiums, unamortized loan fees, and administrative agent fees.

“Transaction Expenses” means all fees and expenses of the Group Companies or Representative incurred or payable as of the Effective Time and not paid prior to the Effective Time: (i) payable to any third party (including investment bankers, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Group Company, (ii) any change in control bonus, “stay-around”, retention, transaction or similar bonus to be made to any current or former employee, director or officer of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Effective Time which become payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (“Sale Bonuses”); (iii) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection with any payments made to any holder of In-the-Money Options at the Closing or Sale Bonuses and (iv) in connection with the reimbursement to Parent of all premiums, fees, costs and expenses incurred by the Parent or its Affiliates in connection with obtaining the R&W Policy; provided, that in no event shall “Transaction Expenses” include any of the foregoing payments that are severance payments or that are triggered by a termination of employment which occurs following the Closing.

11.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) Successor Laws. Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Action	3.11
Adjustment Escrow Account	1.10
Adjustment Escrow Amount	1.10
Agreement	Preface
Annual EBITDA Statement	1.16(c)
Certificate of Merger	1.01(b)
Class A Common Stock	3.04(a)
Class B Common Stock	3.04(a)
Class C Common Stock	3.04(a)
Closing	2.01
Closing Balance Sheet	1.08
Closing Date	2.01
Closing Statement	1.08
Closing Transactions	2.02
Common Stock	3.04(a)
Common Stock Merger Consideration	1.02(a)
Company	Preface
Company Cumulative EBITDA	1.16(a)(ii)
Continuing Employees	6.04(a)
D&O Indemnified Party	6.03(a)
D&O Tail	6.03(d)
Deductible	8.04(a)
Designated Accounts Receivable	10.04
Designated Environmental Losses	8.11(a)
DGCL	1.01(a)
Disclosure Schedules	10.02
Dispute Resolution Arbiter	1.08
Dissenting Share	1.11

Term	Section No.
Dissenting Stockholder	1.11
Earn-Out Payment	1.16(a)(i)
Earn-Out Period	1.16(a)(ii)
EBITDA Statement	1.16(b)(i)
Effective Time	1.01(b)
Environmental Agency	8.11(a)
Escrow Accounts	1.10
Escrow Agreement	1.10
Estimated Cash	1.07
Estimated Closing Statement	1.07
Estimated Indebtedness	1.07
Estimated Net Working Capital	1.07
Estimated Transaction Expenses	1.07
Excluded Shares	1.02(b)
Financial Statements	3.05
HSR Act	3.12
Indemnitee	8.06(a)
Indemnitor	8.06(a)
Indemnity Escrow Account	1.10
Indemnity Escrow Amount	1.10
IOS Sale	1.16(d)
Latest Balance Sheet	3.05
Leased Realty	3.07(b)
Leases	3.07(c)
Letter of Transmittal	1.04
Material Contracts	3.09(b)
Merger	1.01(a)
Merger Sub	Preface
New Plans	6.04(d)
Objections Statement	1.08
Order	3.11
Outstanding Claims	8.08
Owned Realty	3.07(d)
Parent	Preface
Parent Indemnified Parties	8.02
Parties	Preface
Payoff Letters	2.02(e)(iv)
Permits	3.15
Pre-Closing Violation	8.11(a)
R&W Policy	8.10
Reference Statement	1.09(d)
Representative	Preface
Retained Escrow Amount	8.08
Sale Bonuses	11.01 (definition of Transaction Expenses)

Term	Section No.
Schedule	10.02
Securityholder Indemnified Parties	8.03
Special Escrow Account	1.10
Special Escrow Amount	1.10
Specified Customers	3.21
Specified Suppliers	3.21
Stand-Alone Business	1.16(a)(ii)
Stub Year Income Tax Returns	10.03(b)
Surviving Company	1.01(a)
Tax Benefit	8.04(b)
Third Party Claim	8.06(a)
WF&G	12.19

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any Party without the joint approval of the Parent and the Representative, unless required by Law, any listing agreement with any securities exchange or stock exchange rule or regulation, in which case the Parent and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. The parties hereby acknowledge that Parent will file this Agreement on a current report on Form 8-K with the Securities and Exchange Commission.

12.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to the Parent, Surviving Company and/or the Merger Sub:

L. B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220

Attn: David Sauder

Facsimile No.: 412-928-7891

with a copy to (which shall not constitute notice):

L. B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220

Attn: Patrick Guinee

Facsimile No.: 412-928-7891

and

Buchanan Ingersoll & Rooney PC

301 Grant Street, 20th Fl.

Pittsburgh, PA 15219

Attn: Brian Novosel

Facsimile No.: 412-562-1041

Notices to the Representative:

IOS Holding Company, LLC

c/o Calvert Street Capital Partners

2330 West Joppa Road, Suite 320

Lutherville, MD 21093

Attn: Joshua M.D. Hall

Facsimile No.: (443) 573-3702

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Neil W. Townsend, Esq.

Facsimile: (212) 728-8111

Notices to the Company:

IOS Holdings, Inc.

c/o Calvert Street Capital Partners

2330 West Joppa Road, Suite 320

Lutherville, MD 21093

Attn: Joshua M.D. Hall

Facsimile No.: (443) 573-3702

with copies to (before the Closing) (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Neil W. Townsend, Esq.

Facsimile: (212) 728-8111

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Parent, the Merger Sub, the Company or the Representative without the prior written consent of the non-assigning Parties; provided that, Parent and Merger Sub may assign its rights hereunder to any of its secured lenders as collateral security without the prior written consent of any other party.

12.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by the Parent, the Company (or the Surviving Company following the Closing) and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10 Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Securityholders. Section 6.03 shall be enforceable by the D&O Indemnified Parties. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement, and (b) WF&G shall have the right to enforce its rights under Section 12.19. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED

HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Parent Deliveries. The Parent agrees and acknowledges that all documents or other items delivered or made available to the Parent’s advisors or representative shall be deemed to be delivered or made available, as the case may be, to the Parent for all purposes hereunder.

12.13 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit,

Action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.17 No Recourse. Except as otherwise set forth in this Agreement or the Ancillary Agreements, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party to this Agreement or the Ancillary Agreements shall have any liability relating to this Agreement or the Ancillary Agreements or any of the transactions contemplated herein.

12.18 Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.19 Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP (“WF&G”) has acted as legal counsel to certain of the Securityholders and the Company, its Affiliates and the Group Companies prior to the Closing, and that WF&G intends to act as legal counsel to certain of the Securityholders after the Closing, each of the Parent and the Surviving Company (including on behalf of the Group Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WF&G representing any of the Securityholders and/or its Affiliates after the Closing as such representation may relate to the Parent, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Securityholders and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholders and their Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of WF&G relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Securityholders and their Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of WF&G in respect of such engagement constitute property of the client, only the applicable Securityholders and their Affiliates (and not the Group Companies) shall hold such property rights and (iii) WF&G shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between WF&G and any of the Group Companies or otherwise.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	IOS HOLDINGS, INC.

	By:	/s/ Brian Guerin
	Its:	Secretary

Parent:	L.B. FOSTER COMPANY

	By:	/s/ Robert P. Bauer
	Its:	President and CEO

Merger Sub:	L. B. FOSTER RAVEN MERGER COMPANY

	By:	/s/ Robert P. Bauer
	Its:	President

Representative:	IOS HOLDING COMPANY, LLC solely in its capacity as the Representative

	By:	/s/ Brian Guerin
	Its:	Secretary